SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No.__)*

                          CORSAIR COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    220406102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 14, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]   Rule 13d-1(b)
         [X]   Rule 13d-1(c)
         [ ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)
                               Page 1 of 22 Pages
                       Exhibit Index Contained on Page 19

--------------------------------------------------------------------------------
CUSIP NO. 220406102                    13G                    Page 2 of 22 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management II, L.P. ("ICM2")

--------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER                   -0-
                               --------- ---------------------------------------
       NUMBER                     6      SHARED VOTING POWER
         OF                                  415,084 shares, of which 304,332
       SHARES                                shares are directly owned by
    BENEFICIALLY                             Integral Capital Partners II, L.P.
   OWNED BY EACH                             ("ICP2") and 110,752 shares are
     REPORTING                               directly owned by Integral Capital
       PERSON                                Partners International II, C.V.
        WITH                                 ("ICPI2"). ICM2 is the general
                                             partner of ICP2 and the investment
                                             general partner of ICPI2.
                               --------- ---------------------------------------
                                  7      SOLE DISPOSITIVE POWER              -0-
                               --------- ---------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                             415,084 shares (see response to
                                             Item 6)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  415,084 shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                2.32%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                         PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 220406102                    13G                    Page 3 of 22 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management III, L.P. ("ICM3")

--------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]    (b) [X]

--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER                   -0-
                               --------- ---------------------------------------
                NUMBER            6      SHARED VOTING POWER
                  OF                         169,397 shares, of which 137,872
                SHARES                       shares are directly owned by
             BENEFICIALLY                    Integral Capital Partners III, L.P.
            OWNED BY EACH                    ("ICP3") and 31,525 shares are
              REPORTING                      directly owned by Integral Capital
                PERSON                       Partners International III, L.P.
                 WITH                        ("ICPI3"). ICM3 is the general
                                             partner of ICP3 and the investment
                                             general partner of ICPI3.
                               --------- ---------------------------------------
                                  7      SOLE DISPOSITIVE POWER              -0-
                               --------- ---------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                             169,397 shares (see response to
                                             Item 6)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  169,397 shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                0.95%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                         PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 220406102                    13G                    Page 4 of 22 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management IV, LLC ("ICM4")

--------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER                   -0-
                               --------- ---------------------------------------
                NUMBER            6      SHARED VOTING POWER
                  OF                         309,350 shares which are directly
                SHARES                       owned by Integral Capital Partners
             BENEFICIALLY                    IV, L.P. ("ICP4"). ICM4 is the
            OWNED BY EACH                    general partner of ICP4.
              REPORTING
                PERSON
                 WITH
                               --------- ---------------------------------------
                                  7      SOLE DISPOSITIVE POWER              -0-
                               --------- ---------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                             309,350 shares (see response to
                                             Item 6)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  309,350 shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                1.73%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                         OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 220406102                    13G                    Page 5 of 22 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners NBT, LLC ("Integral NBT")

--------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER                   -0-
                               --------- ---------------------------------------
                NUMBER            6      SHARED VOTING POWER
                  OF                         1,450 shares which are directly
                SHARES                       owned by Integral Capital Partners
             BENEFICIALLY                    IV MS Side Fund, L.P.
            OWNED BY EACH                    ("Side Fund"). Integral NBT is the
              REPORTING                      general partner of Side Fund.
                PERSON
                 WITH
                               --------- ---------------------------------------
                                  7      SOLE DISPOSITIVE POWER              -0-
                               --------- ---------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                             1,450 shares (see response to Item
                                             6)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    1,450 shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               0.008%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                         OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 220406102                    13G                    Page 6 of 22 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners II, L.P. ("ICP2")

--------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER                   -0-
                               --------- ---------------------------------------
                NUMBER            6      SHARED VOTING POWER
                  OF                         304,332 shares are directly owned
                SHARES                       by ICP2. Integral Capital
             BENEFICIALLY                    Management II, L.P. is the general
            OWNED BY EACH                    partner of ICP2.
              REPORTING
                PERSON
                 WITH
                               --------- ---------------------------------------
                                  7      SOLE DISPOSITIVE POWER              -0-
                               --------- ---------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                             304,332 shares (see response to
                                             Item 6)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  304,332 shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                1.70%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                         PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 220406102                    13G                    Page 7 of 22 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International II, C.V. ("ICPI2")

--------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Netherlands Antilles (limited partnership)
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER                   -0-
                               --------- ---------------------------------------
                NUMBER            6      SHARED VOTING POWER
                  OF                         110,752 shares are directly owned
                SHARES                       by ICPI2. Integral Capital
             BENEFICIALLY                    Management II, L.P. is the
            OWNED BY EACH                    investment general partner of
              REPORTING                      ICPI2.
                PERSON
                 WITH
                               --------- ---------------------------------------
                                  7      SOLE DISPOSITIVE POWER              -0-
                               --------- ---------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                             110,752 shares (see response to
                                             Item 6)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  110,752 shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                0.62%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                         PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 220406102                    13G                    Page 8 of 22 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners III, L.P. ("ICP3")

--------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER                   -0-
                               --------- ---------------------------------------
                NUMBER            6      SHARED VOTING POWER
                  OF                         137,872 shares are directly owned
                SHARES                       by ICP3. Integral Capital
             BENEFICIALLY                    Management III, L.P. is the general
            OWNED BY EACH                    partner of ICP3.
              REPORTING
                PERSON
                 WITH
                               --------- ---------------------------------------
                                  7      SOLE DISPOSITIVE POWER              -0-
                               --------- ---------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                             137,872 shares (see response to
                                             Item 6)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  137,872 shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                0.78%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                         PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 220406102                    13G                    Page 9 of 22 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International III, L.P. ("ICPI3")

--------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Cayman Islands (limited partnership)
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER                   -0-
                               --------- ---------------------------------------
                NUMBER            6      SHARED VOTING POWER
                  OF                         31,525 shares are directly owned by
                SHARES                       ICPI3.  Integral Capital Management
             BENEFICIALLY                    III, L.P. is the investment general
            OWNED BY EACH                    partner of ICPI3.
              REPORTING
                PERSON
                 WITH
                               --------- ---------------------------------------
                                  7      SOLE DISPOSITIVE POWER              -0-
                               --------- ---------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                             31,525 shares (see response to Item
                                             6)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                   31,525 shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                0.18%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                         PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 220406102                    13G                   Page 10 of 22 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV, L.P. ("ICP4")

--------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER                   -0-
                               --------- ---------------------------------------
                NUMBER            6      SHARED VOTING POWER
                  OF                         309,350 shares are directly owned
                SHARES                       by ICP4. Integral Capital
             BENEFICIALLY                    Management IV, LLC is the general
            OWNED BY EACH                    partner of ICP4.
              REPORTING
                PERSON
                 WITH
                               --------- ---------------------------------------
                                  7      SOLE DISPOSITIVE POWER              -0-
                               --------- ---------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                             309,350 shares (see response to
                                             Item 6)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  309,350 shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                1.73%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                         PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 220406102                    13G                   Page 11 of 22 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV MS Side Fund, L.P.
                     ("Side Fund")

--------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) [ ]    (b) [X]
--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER                   -0-
                               --------- ---------------------------------------
                NUMBER            6      SHARED VOTING POWER
                  OF                         1,450 shares are directly owned by
                SHARES                       Side Fund. Integral Capital
             BENEFICIALLY                    Partners NBT, LLC is the general
            OWNED BY EACH                    partner of Side Fund.
              REPORTING
                PERSON
                 WITH
                               --------- ---------------------------------------
                                  7      SOLE DISPOSITIVE POWER              -0-
                               --------- ---------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                             1,450 shares (see response to Item
                                             6)
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    1,450 shares
--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9               0.008%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                         PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  Corsair Communications

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3408 Hillview Avenue
                  Palo Alto, CA  94304

ITEM 2(a), (b), (c).       NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

                  This statement is being filed by Integral Capital Management II, L.P., a Delaware limited partnership ("ICM2"), Integral Capital Management III, L.P., a Delaware limited partnership ("ICM3"), Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4") and Integral Capital Partners NBT, LLC, a Delaware limited liability company ("Integral NBT"). The principal business address of ICM2, ICM3, ICM4 and Integral NBT is 2750 Sand Hill Road, Menlo Park, California 94025.

                  ICM2 is the general partner of Integral Capital Partners II, L.P., a Delaware limited partnership ("ICP2"), and the investment general partner of Integral Capital Partners International II C.V., a Netherlands Antilles limited partnership ("ICPI2"). ICM3 is the general partner of Integral Capital Partners III, L.P., a Delaware limited partnership ("ICP3"), and the investment general partner of Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership ("ICPI3"). ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). Integral NBT is the general partner of Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("Side Fund"). With respect to ICM2, ICM3, ICM4 and Integral NBT, this statement relates only to ICM2's, ICM3's, ICM4's and Integral NBT's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP2, ICPI2, ICP3, ICPI3, ICP4 and Side Fund, and none of ICM2, ICM3, ICM4 or Integral NBT, directly or otherwise hold any Shares. Management of the business affairs of ICM2, ICM3, ICM4 and Integral NBT, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the general partners or managers of ICM2, ICM3, ICM 4 and Integral NBT, respectively such that no single general partner or manager of ICM2, ICM3, ICM4 or Integral NBT has voting and/or dispositive power of the Shares.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  220406102

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ]  Broker or dealer  registered  under Section 15 of the Exchange
                  Act.
         (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
         (e) [ ]  An    investment    adviser    in    accordance    with   Rule
                  13d-1(b)(1)(ii)(E);
         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i) [ ] A church plan that is excluded from the definition of an investment company under
                  Section 3(c)(14) of the Investment Company Act;
         (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [X].


ITEM 4. OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         A.    Integral Capital Management II, L.P.

               (a) Amount Beneficially Owned: 415,084
               (b) Percent of Class: 2.32%
               (c) Number of shares as to which such person has:
                   1.  Sole power to vote or to direct vote: -0-
                   2.  Shared power to vote or to direct vote: 415,084
                   3.  Sole power to dispose or to direct the disposition: -0-
                   4.  Shared  power to dispose  or to direct  the  disposition:
                       415,084

         B.    Integral Capital Management III, L.P.

               (a) Amount Beneficially Owned: 169,397
               (b) Percent of Class: 0.95%
               (c) Number of shares as to which such person has:
                   4.  Sole power to vote or to direct vote: -0-
                   5.  Shared power to vote or to direct vote: 169,397
                   6.  Sole power to dispose or to direct the disposition: -0-
                   4.  Shared  power to dispose  or to direct  the  disposition:
                       169,397

         C.    Integral Capital Management IV, LLC

               (a) Amount Beneficially Owned: 309,350
               (b) Percent of Class: 1.73%
               (c) Number of shares as to which such person has:
                   1.  Sole power to vote or to direct vote: -0-
                   2.  Shared power to vote or to direct vote: 309,350
                   3.  Sole power to dispose or to direct the disposition: -0-
                   4.  Shared  power to dispose  or to direct  the  disposition:
                       309,350

         D.    Integral Capital Partners NBT, LLC

               (a) Amount Beneficially Owned: 1,450
               (b) Percent of Class: 0.008%
               (c) Number of shares as to which such person has:
                   1.  Sole power to vote or to direct vote: -0-
                   2.  Shared power to vote or to direct vote: 1,450
                   3.  Sole power to dispose or to direct the disposition: -0-
                   4.  Shared  power to dispose  or to direct  the  disposition:
                       1,450

         E.    Integral Capital Partners II, L.P.

               (a) Amount Beneficially Owned: 304,332
               (b) Percent of Class: 1.70%
               (c) Number of shares as to which such person has:
                   1.  Sole power to vote or to direct vote: -0-
                   2.  Shared power to vote or to direct vote: 304,332
                   3.  Sole power to dispose or to direct the disposition: -0-
                   4.  Shared  power to dispose  or to direct  the  disposition:
                       304,332

         F.    Integral Capital Partners International II C.V.

               (a) Amount Beneficially Owned: 110,752
               (b) Percent of Class: 0.62%
               (c) Number of shares as to which such person has:
                   1.  Sole power to vote or to direct vote: -0-
                   2.  Shared power to vote or to direct vote: 110,752
                   3.  Sole power to dispose or to direct the disposition: -0-
                   4.  Shared  power to dispose  or to direct  the  disposition:
                       110,752

         G.    Integral Capital Partners III, L.P.

               (a) Amount Beneficially Owned: 137,872
               (b) Percent of Class: 0.78%
               (c) Number of shares as to which such person has:
                   1.  Sole power to vote or to direct vote: -0-
                   2.  Shared power to vote or to direct vote: 137,872
                   3.  Sole power to dispose or to direct the disposition: -0-
                   4.  Shared  power to dispose  or to direct  the  disposition:
                       137,872

         H.    Integral Capital Partners International III, L.P.

               (a) Amount Beneficially Owned: 31,525
               (b) Percent of Class: 0.18%
               (c) Number of shares as to which such person has:
                   1.  Sole power to vote or to direct vote: -0-
                   2.  Shared power to vote or to direct vote: 31,525
                   3.  Sole power to dispose or to direct the disposition: -0-
                   4.  Shared  power to dispose  or to direct  the  disposition:
                       31,525

         I.    Integral Capital Partners IV, L.P.

               (a) Amount Beneficially Owned: 309,350
               (b) Percent of Class: 1.73%
               (c) Number of shares as to which such person has:
                   1.  Sole power to vote or to direct vote: -0-
                   2.  Shared power to vote or to direct vote: 309,350
                   3.  Sole power to dispose or to direct the disposition: -0-
                   4.  Shared  power to dispose  or to direct  the  disposition:
                       309,350

         J.    Integral Capital Partners IV MS Side Fund, L.P.

               (a) Amount Beneficially Owned: 1,450
               (b) Percent of Class: 0.008%
               (c) Number of shares as to which such person has:
                   1.  Sole power to vote or to direct vote: -0-
                   2.  Shared power to vote or to direct vote: 1,450
                   3.  Sole power to dispose or to direct the disposition: -0-
                   4.  Shared  power to dispose  or to direct  the  disposition:
                       1,450


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

                  Not applicable.


ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.


ITEM 10. CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  September 22, 1999

                                        INTEGRAL CAPITAL MANAGEMENT II, L.P.

                                        By /s/ Pamela K. Hagenah
                                          --------------------------------------
                                          Pamela K. Hagenah
                                          a General Partner


                                        INTEGRAL CAPITAL MANAGEMENT III, L.P.

                                        By /s/ Pamela K. Hagenah
                                          --------------------------------------
                                          Pamela K. Hagenah
                                          a General Partner


                                        INTEGRAL CAPITAL MANAGEMENT IV, LLC

                                        By /s/ Pamela K. Hagenah
                                          --------------------------------------
                                          Pamela K. Hagenah
                                          a Manager


                                        INTEGRAL CAPITAL PARTNERS NBT, LLC

                                        By /s/ Pamela K. Hagenah
                                          --------------------------------------
                                          Pamela K. Hagenah
                                          a Manager

                                        INTEGRAL CAPITAL PARTNERS II, L.P.

                                        By Integral Capital Management II, L.P., its General Partner

                                        By /s/ Pamela K. Hagenah
                                          --------------------------------------
                                          Pamela K. Hagenah
                                          a General Partner


                                        INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                                        II C.V.

                                        By Integral Capital Management II, L.P., its Investment General Partner

                                        By /s/ Pamela K. Hagenah
                                          --------------------------------------
                                          Pamela K. Hagenah
                                          a General Partner


                                        INTEGRAL CAPITAL PARTNERS III, L.P.

                                        By Integral Capital Management III,
                                        L.P., its General Partner

                                        By /s/ Pamela K. Hagenah
                                          --------------------------------------
                                          Pamela K. Hagenah
                                          a General Partner


                                        INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                                        III, L.P.

                                        By Integral Capital Management III,
                                        L.P., its Investment General Partner

                                        By /s/ Pamela K. Hagenah
                                          --------------------------------------
                                          Pamela K. Hagenah
                                          a General Partner


                                        INTEGRAL CAPITAL PARTNERS IV, L.P.

                                        By Integral Capital Management IV, LLC,
                                        its General Partner

                                        By /s/ Pamela K. Hagenah
                                          --------------------------------------
                                          Pamela K. Hagenah
                                          a Manager

                                        INTEGRAL CAPITAL PARTNERS IV MS SIDE
                                        FUND, L.P.

                                        By Integral Capital Partners NBT, LLC
                                        its General Partner

                                        By /s/ Pamela K. Hagenah
                                          --------------------------------------
                                          Pamela K. Hagenah
                                          a Manager

                                  EXHIBIT INDEX


                                                                   Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A:     Agreement of Joint Filing                               20

                                    EXHIBIT A

                            Agreement of Joint Filing


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated September 22, 1999 containing the information required by Schedule 13G, for the 895,281 Shares of capital stock of Corsair Communications, Inc. held by Integral Capital Partners II, L.P., a Delaware limited partnership, Integral Capital Partners
International II C.V., a Netherlands Antilles limited partnership, Integral Capital Partners III, L.P., a Delaware limited partnership, Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership, Integral Capital Partners IV, L.P., a Delaware limited partnership, and Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership.

Date:  September 22, 1999

                                        INTEGRAL CAPITAL MANAGEMENT II, L.P.

                                        By /s/ Pamela K. Hagenah
                                          --------------------------------------
                                          Pamela K. Hagenah
                                          a General Partner


                                        INTEGRAL CAPITAL MANAGEMENT III, L.P.

                                        By /s/ Pamela K. Hagenah
                                          --------------------------------------
                                          Pamela K. Hagenah
                                          a General Partner


                                        INTEGRAL CAPITAL MANAGEMENT IV, LLC

                                        By /s/ Pamela K. Hagenah
                                          --------------------------------------
                                          Pamela K. Hagenah
                                          a Manager


                                        INTEGRAL CAPITAL PARTNERS NBT, LLC

                                        By /s/ Pamela K. Hagenah
                                          --------------------------------------
                                          Pamela K. Hagenah
                                          a Manager

                                        INTEGRAL CAPITAL PARTNERS II, L.P.

                                        By Integral Capital Management II, L.P., its General Partner

                                        By /s/ Pamela K. Hagenah
                                          --------------------------------------
                                          Pamela K. Hagenah
                                          a General Partner


                                        INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                                        II C.V.

                                        By Integral Capital Management II, L.P., its Investment General Partner

                                        By /s/ Pamela K. Hagenah
                                          --------------------------------------
                                          Pamela K. Hagenah
                                          a General Partner


                                        INTEGRAL CAPITAL PARTNERS III, L.P.

                                        By Integral Capital Management III,
                                        L.P., its General Partner

                                        By /s/ Pamela K. Hagenah
                                          --------------------------------------
                                          Pamela K. Hagenah
                                          a General Partner


                                        INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                                        III, L.P.

                                        By Integral Capital Management III,
                                        L.P., its Investment General Partner

                                        By /s/ Pamela K. Hagenah
                                          --------------------------------------
                                          Pamela K. Hagenah
                                          a General Partner


                                        INTEGRAL CAPITAL PARTNERS IV, L.P.

                                        By Integral Capital Management IV, LLC,
                                        its General Partner

                                        By /s/ Pamela K. Hagenah
                                          --------------------------------------
                                          Pamela K. Hagenah
                                          a Manager

                                        INTEGRAL CAPITAL PARTNERS IV MS SIDE
                                        FUND, L.P.

                                        By Integral Capital Partners NBT, LLC
                                        its General Partner

                                        By /s/ Pamela K. Hagenah
                                          --------------------------------------
                                          Pamela K. Hagenah
                                          a Manager